Exhibit 10.44
September 12, 2007
Rio Vista Energy Partners L.P.
2121 Rosecrans Ave, Suite 3355
El Segundo, CA 90245
Attention: Mr. Ian Bothwell

Re:	Asset Purchase Agreement between Transmontaigne Partners L.P. and Rio Vista Operating Partnership L.P.
Dear Mr. Bothwell:
This Binding Letter of Intent (“Letter”) is made and entered into by and between Transmontaigne Partners L.P., a Delaware limited partnership, (“TLP”) and Rio Vista Operating Partnership L.P. (“RVOP”) and is effective and binding as of September 12, 2007 (the “Effective Date”). Each of TLP and RVOP is sometimes individually referred to in this Letter as a “Party” and collectively as the “Parties.”
TLP, either directly or through one or more affiliates, is interested in the purchase of two liquefied petroleum gas (“LPG”) pipelines owned by RVOP and its affiliates that extend from Brownsville, Texas to the US/Mexico border and the shares in three Mexican companies owned or controlled by RVOP.
Subject to the terms and conditions set forth herein, TLP proposes to purchase for an aggregate purchase price of $10,500,000 to be paid as provided herein (a) the United States portion of the two pipelines from the Brownsville, Texas terminal to the United States border (the “US Pipelines”) with all associated rights-of-way and easements (the “US Easements”) and (b) all of the outstanding equity interests of Penn Octane de Mexico, S. de R.L. de C.V. (“POM”), which holds the CRE permit, Termatsal, S. de R.L. de C.V. (“Termatsal”), which owns the portion of the two pipelines that extend from the US border to Matamoros, Mexico (the “Mexican Pipelines”) and Tergas, S. de R.L. de C.V. (“Tergas”), which owns the Matamoros, Mexico terminal site (the “Mexican Terminal”).
POM and Termatsal are 100% owned subsidiaries of RVOP and Tergas is an affiliate of RVOP and each of the three companies are organized under the laws of Mexico (collectively, the “Included Subsidiaries”). The Mexican Pipelines, together with the US Pipelines, the US Easements, the Included Subsidiaries and the Mexican Terminal, are collectively referred to as the “Assets.” The foregoing transactions are referred to herein as the “Transaction.”

Upon the execution and delivery of this Letter by the Parties, and subject to the satisfactory completion of mutually acceptable security agreements and other appropriate collateral documentation, including, without limitation a mutually acceptable subordination agreement from the RVOP lenders (collectively, the “Collateral Documentation”), TLP will advance as a refundable deposit to RVOP an amount equal to $6,500,000 (the “Initial Deposit”), which shall be repaid to TLP in the event the Transaction does not close prior to December 31, 2007. The obligation to repay the Initial Deposit shall be secured by valid, first priority security interests in the US Pipelines, a collateral assignment of the US Easements, and a pledge of the shares of the Included Subsidiaries. Subject to the satisfaction of the conditions set forth herein and in definitive documentation referred to below, upon the closing of the Transaction, the Initial Deposit and all amounts outstanding (including accrued interest) under the Promissory Note issued by the Rio Vista Operating Partnership L.P. to TransMontaigne Product Service Inc.’s in the principal amount of $1,000,000 (the “Pre-Existing Loan”), the maturity date of which shall be extended to December 31, 2007, shall be repaid by RVOP with the net proceeds, subject to Exhibit A, from the Transaction.
Commencing upon the Effective Date, the Parties agree to undertake good faith efforts to:
(1) negotiate a final, definitive written stock and asset purchase agreement incorporating the terms and conditions set forth in Exhibit A attached to this Letter, the provisions set forth in the paragraphs below and other terms and conditions acceptable to the Parties (the "Agreement”);
(2) prepare and file all appropriate applications, forms or other documents necessary or reasonably advisable in order to give effect to the Transaction, and
(3) negotiate and complete any additional necessary or reasonably advisable agreements or other documents necessary to perfect TLP’s security interest. In the event the Agreement is executed, then upon execution, the Agreement shall supersede this Letter to the extent so provided in the Agreement.
Conduct of Business Pending Closing. From the date hereof until the earlier to occur of the closing of the Transaction or the Termination Date (as defined below), RVOP agrees that it shall, and it shall cause its respective subsidiaries and affiliates to, operate and maintain the Assets in good working order, condition and repair in accordance with past practice and in compliance with all applicable agreements, laws and regulations, and to maintain insurance on the Assets in accordance with past practice.
Exclusivity and No-Shop. RVOP recognizes that TLP has expended and expects to expend considerable money, resources and time performing its due diligence investigation of RVOP and the Transaction. Accordingly, for a period commencing on the Effective Date and extending through December 31, 2007 (“Exclusivity Period” ending on the “Termination Date”) RVOP will, and will use its best efforts to cause the shareholders, directors, officers, employees, accountants, lawyers, brokers, financial advisors, and any other agents or representatives (collectively, the "Representatives”) of RVOP to,
(a)
deal exclusively with TLP regarding the Transaction and immediately halt any discussions with third parties regarding (i) the sale or purchase, directly or indirectly, whether by merger, consolidation, stock or asset acquisition, or otherwise, of all or any portion of the Assets, including all or any controlling portion of the stock of RVOP; or (ii) any other transaction that could materially affect the ability of RVOP to consummate the Transaction with TLP (any such transaction being referred to hereinafter as a “Competing Transaction”); and

(b)
not to hold any discussions with, provide any non-public information to, or respond to any inquiry made by, any third party concerning a Competing Transaction or to cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage, any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the Termination Date, RVOP is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), RVOP will promptly inform TLP regarding such contact and furnish TLP with a copy of any inquiry or proposal, or, if not in writing, a written description thereof, including the name of such Competing Party and the proposed purchase price and the material terms of such proposal.

Publicity; Confidentiality. TLP and RVOP will not, and each of them will cause their respective Representatives to not, make any public statement, press release, announcement or disclosure concerning the terms or existence of this Letter, the Transaction or the discussions relating thereto except as may be required by applicable law, public market listing rules, or as otherwise may be agreed in writing by the Parties; provided, however, that any Party so required to disclose any such information must use commercially reasonable efforts to consult with the other Party and permit the other Party reasonable opportunity to obtain confidential treatment of the terms of this Letter prior to making any such disclosure.
Access; Cooperation. Subject to the provisions of the confidentiality agreement dated October 2, 2006 (the “Confidentiality Agreement"), TLP will have the right to conduct a full financial, accounting, tax, legal, operational, business and other investigation (the “Due Diligence Investigation”) of RVOP, its affiliates and the Transaction and RVOP will cooperate fully with TLP and its Representatives during such review and assist TLP and its Representatives with such review. Without limiting the foregoing, RVOP will:
(a)
afford, or cause to be afforded, to TLP and its Representatives access upon reasonable notice to all personnel, facilities, properties, books, tax returns and other tax-related information, accounts, data, records, contracts, intellectual property filings and applications and other records and documents pertaining to RVOP, its subsidiaries and the operation of the Assets (the “Business”) as TLP or its Representatives may request,

(b)	allow TLP and its Representatives to physically inspect the Assets and conduct such environmental and other inspections of the Assets as requested by TLP or its Representatives,
(c)	arrange for and facilitate interviews with RVOP’s (and its subsidiaries’) management, employees, contractors, customers, suppliers and other parties with relations with RVOP and its subsidiaries, and

(d)	promptly inform TLP in writing of any event or circumstance that RVOP becomes aware of that could have a Material Adverse Effect (as defined in Exhibit A).
Refund of Initial Deposit. On December 31, 2007, or upon any earlier termination of this Letter prior to the closing of the Transaction, RVOP shall refund the Initial Deposit plus interest to TLP or if not refunded on such date, TLP shall have the right to offset $0.0120 per gallon in transportation and terminaling fees that TLP or its affiliates currently pays to RVOP and its affiliates.
Fees and Expenses. RVOP hereby represents that it has not engaged or authorized any broker, finder or similar person who would be entitled to a commission or other similar fee in respect of the Transaction, except those fees owed to Mr. Jerome Richter, which shall be the sole responsibility of RVOP. Each Party will pay its own fees and expenses, including, but not limited to, legal fees and expenses and the fees and expenses of any broker, finder or similar person engaged by such Party.
Governing Law. This Letter and any disputes arising hereunder or related hereto will be governed by and construed in accordance with the law of the State of Colorado.
Binding Agreement. The terms set forth in this Letter are binding upon TLP and RVOP whether or not the Parties execute the Agreement with respect to the matters discussed herein. Prior to the end of the Exclusivity Period, TLP may terminate this Letter upon not less than five days prior written notice of termination upon a determination by TLP for any reason, including a determination by TLP that the results of the Due Diligence Investigation are unsatisfactory in its sole discretion. Following the Exclusivity Period, this Letter may be terminated by either Party upon not less than five days prior written notice of termination. The provisions of this paragraph and in the paragraphs captioned Publicity; Confidentiality, Refund of Initial Deposit, Fees and Expenses, Governing Law and Liabilities and RVOP’s obligation to repay the Pre-Existing Loan and the Initial Deposit shall survive termination of this Letter.
Liabilities. Not withstanding the foregoing, no Party will have any rights or claims against the other Party or such Party’s affiliates, whether for damages, lost profits, consequential loss, loss of opportunity, reimbursement of costs, expenses or payments or otherwise for failure to continue negotiations concerning the Transaction, the early termination of this Letter by TLP or the failure to enter into an Agreement, regardless of the circumstances or cause of any such failure or termination.
Priority of Agreement. The Parties agree and acknowledge that this Letter supersedes any and all prior written or oral agreements between the Parties and any of their affiliates concerning the subject matter of this Letter; provided, that the Confidentiality Agreement will remain in effect and will not be superseded by this Letter; and provided, further, that in the event of any conflict between the Confidentiality Agreement and this Letter, this Letter will prevail.
Amendment and Waiver. This Letter may be amended or modified only in writing executed by each of the Parties. Any amendment or modification to this Letter will be effective or binding on a Party only if it is in writing and signed by each of the Parties. No waiver of any breach of this Letter will be deemed to constitute a continuing waiver of any subsequent breach, whether of the same or of any other provision hereof.

Assignment. The rights and obligations of either Party under this Letter may not be assigned without the prior written consent of the other Party, except that TLP may assign its rights and obligations under this Letter in whole or in part to any affiliate without the consent of RVOP.
Counterparts. This Letter may be executed in multiple counterparts, each of which will constitute an original, but all of which when taken together will constitute a single agreement. Delivery of an executed counterpart signature page of this Letter by facsimile, email or other electronic transmission will be effective as delivery of a manually executed counterpart of this Letter.
SIGNATURE PAGE FOLLOWS

Very truly yours,
Transmontaigne Partners L.P.
By TransMontaigne Operating GP L.L.C.,
its General Partner

By:

	Name:	William S. Dickey
	Title:	Executive Vice President & Chief Operating Officer

Agreed and accepted, Rio Vista Operating Partnership L.P. By Rio Vista Operating GP LLC, its General Partner

By:

Name:	Ian T. Bothwell
Title:	Vice President, Chief Financial Officer

Exhibit A

Purchase Price:	The aggregate purchase price for the Transaction shall be $10,500,000 (the “Purchase Price”), payable as follows:

I. $6,500,000 of the Purchase Price shall be paid by TLP to RVOP as the Initial Deposit immediately upon execution of the Letter and TLP’s satisfaction with the Collateral Documentation. In the event the Transaction does not close by December 31, 2007, the Initial Deposit will be repaid as provided in the Letter.

II. The remaining $4,000,000 of the Purchase Price shall be paid at Closing, subject to the Conditions to TLP’s Obligations, as outlined below.
- adjusted for the net working capital of the Included Subsidiaries as of the Closing Date, as determined in the Agreement.
- reduced by $500,000 (the “Holdback Amount”) for a period of one year from the Closing Date as security for litigation issues against the Included Subsidiaries and for reasonable and actual out-of-pocket costs and expenses and liability that TLP or its affiliates may suffer in respect of certain breaches of representations, warranties, indemnifications or agreements of RVOP.
- reduced by the outstanding balance of the Pre-Existing Loan (including any accrued but unpaid interest through the Closing Date).
- reduced by an interest charge at 8% on the $6,500,000 Initial Deposit from the date of the Initial Deposit through the Closing Date.
- reduced by due diligence findings as agreed upon by the Parties.

Acquired Interest:	On the Closing Date, RVOP shall sell and deliver to TLP or its designated affiliate, free and clear of all liens and encumbrances, all of RVOP’s right, title and interest in (i) all outstanding stock in the Included Subsidiaries and (ii) all of RVOP’s right title and interest in the US Pipelines and US Easements.

Closing Date:	The closing of the Transaction (the “Closing”) shall occur as soon as reasonably possible, and the Parties anticipate that it will occur no later than December 31, 2007 (the “Closing Date”).

Conditions to Obligations of Both Parties:	The negotiation and execution of the Agreement containing mutually acceptable covenants, representations and warranties, indemnification and other terms customarily agreed upon in transactions of this type.

Survival of Representations and Warranties:	All representations and warranties of RVOP or TLP in the Agreement or any other Transaction document shall survive the Closing for a period to be agreed upon by the Parties in the definitive agreements.

Conditions to TLP’s Obligations:	TLP’s obligation to consummate the Transaction shall be subject to the satisfaction through Purchase Price reductions, or waiver by TLP, of customary conditions precedent, including, without limitation:
- there shall not have occurred and be continuing any Material Adverse Effect (as defined below);
- RVOP shall have delivered to TLP all material consents required (i) for the transfer of the Assets and (ii) for the consummation of the Transaction;

A-1

- Board approval by the Parties;
- Satisfactory completion of a due diligence inspection, including environmental due diligence, of the Assets (including asset integrity due diligence) and all associated equipment, licenses and permits; review of operations, maintenance, environmental and financial records (including, but not limited to: the current status on the U.S. and Mexican Pipelines right of way, title to the Assets, the transferability of the CRE permit, the current ownership of Tergas, etc.), and review of such other documents and equipment as TLP in its sole discretion shall deem appropriate in order to ascertain the present condition and capacity of the Assets;
- Satisfactory completion of a due diligence review of any and all outstanding litigation, claims, investigations or agency inquiries in any way relating to the Assets, including the ongoing Department of Transportation audit;
- RVOP shall have delivered to TLP a satisfactory result of the Department of Transportation Audit in a form and substance reasonably acceptable to TLP; and
- No action, suit, or proceeding shall be pending or threatened in writing, other than due to TLP’s acts or omissions, wherein an unfavorable result would be reasonably likely to (a) prevent consummation of the Transaction, (b) cause the Transaction to be rescinded following the Closing Date, or (c) materially adversely affect the right of TLP to own and operate the Assets.

“Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to (i) be materially adverse to the condition (financial or otherwise), properties, assets (including Assets), liabilities, business, operations, results of operations or prospects of RVOP or the Included Subsidiaries, taken as a whole, or (ii) prevent or materially delay consummation of the Transaction or otherwise to prevent either Party or their respective affiliates from performing their obligations under this Agreement, subject to customary exceptions.

Conditions to RVOP’s Obligations:	RVOP’s obligation to consummate the Transaction shall, in addition to negotiation of the Agreement acceptable to TLP, be subject to the satisfaction, or waiver by RVOP, of customary conditions precedent, including, without limitation that RVOP shall have received the portion of the Purchase Price due and payable in accordance with the terms hereof.

Other:	For a period of three years after the Closing Date, TLP will agree to pay RVOP the following royalty fee below on any volumes (excluding any volumes redirected from the existing 8” pipeline to the 6” pipeline) that are transported through the idle 6” pipeline that runs from Brownsville, Texas to Matamoros, Mexico:

Year	Per BBL	Per Gal
1	0.150	0.0035
2	0.075	0.0018
3	0.050	0.0012

A-2